Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts: News Media Dallas Lawrence Mattel, Inc. 310-252-6397 press@mattel.com	Securities Analysts Drew Vollero Mattel, Inc. 310-252-2703 Drew.Vollero@mattel.com

Mattel Reports Second Quarter 2013 Financial Results –

Declares Third Quarter Dividend and Increases Share Repurchase Program

Second Quarter Highlights

•	Worldwide net sales up 1%

•	North American[1] gross sales down 2% and International gross sales up 4%

•	Worldwide gross sales by core brands: Barbie® down 12%; Hot Wheels® down 1%; Fisher-Price® down 3% and American Girl® up 14%

•	Gross margin remained flat; SG&A increased 320 basis points of net sales including the impact of an asset impairment charge of 120 basis points

•	Operating income of $94.8 million compared to $131.4 million in the second quarter of 2012

•	Earnings per share of $0.21 vs. prior year earnings per share of $0.28

Capital Deployment

•	Board declared 2013 third quarter cash dividend of $0.36 per share, reflecting an annualized dividend of $1.44 per share

•	The Share Repurchase Program was increased by $500 million

•	The Company repurchased 2.7 million shares of its common stock during the second quarter at a cost of approximately $119 million

EL SEGUNDO, Calif.; July 17, 2013 – Mattel, Inc. (NASDAQ: MAT) today reported 2013 second quarter financial results. For the quarter, the Company reported net income of $73.3 million, or $0.21 per share, compared to last year’s second quarter net income of $96.2 million, or $0.28 per share.

“Overall our underlying performance in the first half of the year is consistent with our long-term financial goals for sales and operating profit growth,” said Bryan G. Stockton, Mattel Chairman and Chief Executive Officer. “While we delivered another quarter of sales growth and strong gross margins, lower profits in the second quarter reflect an asset impairment charge and strategic investments made to support consistent future growth. As we look to the second half of the year, and the all-important holiday season, we are excited by the innovative product, entertainment and retail programs planned and we remain focused on leveraging our industry leading portfolio of strong brands, countries and customers.”

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[1]	Consists of the North America Division (U.S. & Canada) and American Girl

Mattel Reports Second Quarter 2013 Financial Results, Page 2

Financial Overview

For the quarter, net sales were $1.17 billion, up 1% compared to last year, with no impact from changes in currency exchange rates. On a regional basis, second quarter gross sales decreased 2% in the North American Region, which consists of the U.S., Canada and American Girl, with no impact from changes in currency exchange rates. In the International Region, gross sales increased 4%, with no impact from changes in currency exchange rates. Operating income for the quarter was $94.8 million, compared to prior year’s operating income for the quarter of $131.4 million.

The Company’s debt-to-total-capital ratio was 36.7%. For the first half of the year, the Company’s cash and equivalents declined by approximately $513 million, compared with a decline of approximately $997 million in last year’s first half.

For the first half of the year, cash flows used for operating activities were approximately $286 million, an increase of $224 million compared to approximately $62 million of cash flows used for operating activities in the first half of 2012. The increase is primarily due to higher working capital usage. Cash flows used for investing activities were approximately $132 million, a decrease of $683 million, driven primarily by the prior year acquisition of HIT Entertainment. Cash flows used for financing and other activities were approximately $95 million, a decrease of $25 million, compared to approximately $120 million in 2012, primarily due to net proceeds received from the issuance of long-term debt, partially offset by repayments of long-term debt and higher share repurchases.

Capital Deployment

The Company announced today that its Board of Directors declared a third quarter cash dividend of $0.36 per share on the Company’s common stock. The dividend will be payable on September 20, 2013, to stockholders of record on August 28, 2013. The dividend is the third of four quarterly dividends the Company expects to pay this year, reflecting an annualized dividend of $1.44 per share, which represents a 16% increase to last year’s total dividends. During the second quarter of 2013, the Company repurchased 2.7 million shares of its common stock at a cost of approximately $119 million. Additionally, the Stock Repurchase Program was increased by $500 million.

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Mattel Reports Second Quarter 2013 Financial Results, Page 3

Sales by Brand

Mattel Girls and Boys Brands

For the second quarter, worldwide gross sales for Mattel Girls & Boys Brands were $792.4 million, up 1% versus the prior year. Worldwide gross sales for the Barbie brand were down 12%. Worldwide gross sales for Other Girls brands were up 23%, primarily driven by Monster High®. Worldwide gross sales for the Wheels category, which includes the Hot Wheels, Matchbox® and Tyco R/C® brands, were down 6%. Worldwide gross sales for the Entertainment business, which includes Radica® and Games, were flat versus the prior year.

Fisher-Price Brands

Second quarter worldwide gross sales for Fisher-Price Brands, which includes the Fisher-Price Core, Fisher-Price Friends and Power Wheels® brands, were $396.7 million, or down 3% versus the prior year.

American Girl Brands

Second quarter gross sales for American Girl Brands, which offers American Girl-branded products directly to consumers, were $78.2 million, up 14% versus the prior year, driven by strong sales of Saige, the 2013 Girl of the Year, and Caroline, the newest historical character.

Live Webcast

Mattel will webcast its 2013 second quarter financial results conference call at 8:30 a.m. Eastern time today. The conference call will be webcast on the “Investors & Media” section of the Company’s corporate website: http://corporate.mattel.com. To listen to the live call, log on to the website at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s website for 90 days and may be accessed beginning two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 11:30 a.m. Eastern time the morning of the call until Friday, July 20 at midnight Eastern time and may be accessed by dialing +1-404-537-3406. The passcode is 97787871.

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of http://corporate.mattel.com, under the sub-headings “Financial Information” – “Earnings Releases.”

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Mattel Reports Second Quarter 2013 Financial Results, Page 4

About Mattel Inc.

Mattel, Inc. (NASDAQ:MAT) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever produced, Hot Wheels®, Monster High®, American Girl®, Thomas & Friends® and Fisher-Price® brands, including Little People® and Power Wheels®, as well as a wide array of entertainment-inspired toy lines. In 2013, Mattel was named as one of FORTUNE Magazine’s “100 Best Companies to Work For” for the sixth year in a row and as one of the “World’s Most Ethical Companies” by Ethisphere Magazine” Mattel also is ranked No. 2 on Corporate Responsibility Magazine’s “100 Best Corporate Citizens” list. With worldwide headquarters in El Segundo, Calif., Mattel employs approximately 30,000 people in 40 countries and territories and sells products in more than 150 nations. At Mattel, we are Creating the Future of Play. Visit us at www.mattel.com, www.facebook.com/mattel or www.twitter.com/mattel.

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Note: This press release contains forward-looking statements relating to the Company’s expected financial performance and expected quarterly cash dividend payments in 2013. These forward-looking statements are based on currently available operating, financial, economic and other information and are subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond our control, could cause actual future results to differ materially from those projected in the forward-looking statements. Some of these factors are described in the Company’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and Mattel’s Quarterly Reports on Form 10-Q for fiscal year 2013, as well as in Mattel’s other public statements. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended June 30,					For the Six Months Ended June 30,
(In millions, except per share and percentage information)	2013		2012		Yr /Yr % Change	2013		2012		Yr / Yr % Change
	$ Amt	% Net Sales	$ Amt	% Net Sales		$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$1,169.1		$1,158.7		1%	$2,164.7		$2,087.2		4%
Cost of sales	569.1	48.7%	564.2	48.7%	1%	1,024.6	47.3%	1,019.3	48.8%	1%

Gross Profit	600.0	51.3%	594.5	51.3%	1%	1,140.1	52.7%	1,067.9	51.2%	7%
Advertising and promotion expenses	113.4	9.7%	112.4	9.7%	1%	217.9	10.1%	210.3	10.1%	4%
Other selling and administrative expenses	391.8	33.5%	350.7	30.3%	12%	761.6	35.2%	697.4	33.4%	9%

Operating Income	94.8	8.1%	131.4	11.3%	-28%	160.6	7.4%	160.2	7.7%	0%
Interest expense	18.3	1.6%	21.5	1.9%	-15%	38.6	1.8%	42.6	2.0%	-9%
Interest (income)	(1.3)	-0.1%	(1.9)	-0.2%	-34%	(2.7)	-0.1%	(3.7)	-0.2%	-27%
Other non-operating (income) expense, net	(0.9)		0.4			1.8		(0.2)

Income Before Income Taxes	78.7	6.7%	111.4	9.6%	-29%	122.9	5.7%	121.5	5.8%	1%
Provision for income taxes	5.4		15.2			11.0		17.5

Net Income	$73.3	6.3%	$96.2	8.3%	-24%	$111.9	5.2%	$104.0	5.0%	8%

Net Income Per Common Share - Basic	$0.21		$0.28			$0.32		$0.30

Weighted average number of common shares	346.6		341.3			345.5		340.2

Net Income Per Common Share - Diluted	$0.21		$0.28			$0.32		$0.30

Weighted average number of common and potential common shares	350.4		345.6			349.5		344.6

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
(In millions, except percentage information)	2013		2012		2013		2012
Worldwide Gross Sales:
Mattel Girls & Boys Brands	$792.4		$781.6		$1,484.6		$1,403.9
% Change		1%		-1%		6%		-3%
Pos./(Neg.) Impact of Currency (in % pts)		0		-6		0		-4
Fisher-Price Brands	396.7		407.3		684.0		717.4
% Change		-3%		2%		-5%		1%
Pos./(Neg.) Impact of Currency (in % pts)		-1		-3		-1		-3
American Girl Brands	78.2		68.7		178.6		144.7
% Change		14%		3%		23%		4%
Other	10.8		9.1		19.4		17.9

Gross Sales	$1,278.1		$1,266.7		$2,366.6		$2,283.9

% Change		1%		0%		4%		-1%
Pos./(Neg.) Impact of Currency (in % pts)		0		-5		0		-3

Reconciliation of Non-GAAP to GAAP Financial Measure:
Gross Sales	$1,278.1		$1,266.7		$2,366.6		$2,283.9
Sales Adjustments	(109.0)		(108.0)		(201.9)		(196.7)

Net Sales	$1,169.1		$1,158.7		$2,164.7		$2,087.2

% Change		1%		0%		4%		-1%
Pos./(Neg.) Impact of Currency (in % pts)		0		-4		0		-3

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At June 30,		At December 31,
	2013	2012 (a)	2012
(In millions)	(Unaudited)

Assets
Cash and equivalents	$823.0	$372.3	$1,335.7
Accounts receivable, net	945.7	980.4	1,226.8
Inventories	793.6	746.7	465.1
Prepaid expenses and other current assets	564.9	420.7	529.2

Total current assets	3,127.2	2,520.1	3,556.8
Property, plant, and equipment, net	621.2	561.3	593.2
Other noncurrent assets	2,448.0	2,508.9	2,376.8

Total Assets	$6,196.4	$5,590.3	$6,526.8

Liabilities and Stockholders’ Equity
Short-term borrowings	$40.7	$42.3	$9.8
Current portion of long-term debt	50.0	400.0	400.0
Accounts payable and accrued liabilities	921.7	788.4	1,273.2
Income taxes payable	26.0	16.1	33.0

Total current liabilities	1,038.4	1,246.8	1,716.0
Long-term debt	1,600.0	1,150.0	1,100.0
Other noncurrent liabilities	636.6	602.7	643.8
Stockholders’ equity	2,921.4	2,590.8	3,067.0

Total Liabilities and Stockholders’ Equity	$6,196.4	$5,590.3	$6,526.8

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At June 30,
(In millions, except days and percentage information)	2013	2012

Key Balance Sheet Data:
Accounts receivable, net days of sales outstanding (DSO)	73	76
Total debt outstanding	$1,690.7	$1,592.3
Total debt-to-total capital ratio	36.7%	38.1%

	Six Months Ended June 30,
(In millions)	2013 (b)	2012 (a)

Condensed Cash Flow Data:
Cash flows (used for) operating activities	$(286)	$(62)
Cash flows (used for) investing activities	(132)	(815)
Cash flows (used for) financing activities and other	(95)	(120)

Decrease in cash and equivalents	$(513)	$(997)

(a)	Certain balances related to the acquisition of HIT Entertainment have been retrospectively adjusted to reflect their final acquisition-date fair values.
(b)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.